EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Host Hotels & Resorts, Inc., and

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statement (No. 333-210809) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059, 333-161488, 033-66622, 333-171607, and 333-212569)  on Form S-8 of Host Hotels & Resorts, Inc. and registration statement (No. 333-203127) on Form S-3 of Host Hotels & Resorts, L.P. of (i) our reports dated February 24, 2017, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules,  and the effectiveness of internal control over financial reporting as of December 31, 2016, and (ii) our report dated February 24, 2017, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P.

(signed) KPMG LLP

McLean, Virginia
February 24, 2017